Exhibit 22.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-210449 and 333-128257 on Form S-8 and Registration Statement No. 333-237672 on Form F-10 of our reports dated March 3, 2022, relating to the consolidated financial statements of Magna International Inc. (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Current Report on Form 6-K, dated March 25, 2022, of the Company for the year ended December 31, 2021.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

March 24, 2022